EXHIBIT 5.1

Clifford Chance US LLP

200 Park Avenue

New York, NY 10166

August 7, 2003

Chateau Communities, Inc.

6160 South Syracuse Way

Greenwood Village, Colorado 80111

Ladies and Gentlemen:

We have acted as special counsel to Chateau Communities, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-8 (such registration statement in the form first filed being referred to herein as the “Registration Statement”) with the Securities Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering 1,900,000 shares (the “Shares”) of the Company’s Common Stock, par value $.01 per share (the “Common Stock”). The Shares may be issued from time to time under the Company’s 2002 Equity Compensation Plan (the “2002 Plan”) and the Company’s 2001 Equity Compensation Plan (the “2001 Plan,” and together with the 2002 Plan, the “Plans”).

In rendering the opinions expressed herein, we have examined a copy of the Registration Statement and copies, certified to our satisfaction to be complete and accurate of (i) the Company’s Articles of Amendment and Restatement, as amended to date (the “Charter”); (ii) the Company’s Bylaws, as amended to date; (iii) the resolutions of the Board of Directors of the Company, adopted on February 21, 2002, relating to the issuance of 1,400,000 Shares under the 2002 Plan; and (iv) the resolutions of the Board of Directors of the Company adopted on November 15, 2001, relating to the issuance of 500,000 Shares under the 2001 Plan.

We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals, the conformity with originals of all documents submitted to us as copies and the absence of any amendments or modifications to those items reviewed by us.

In rendering the opinions set forth herein, we have assumed that (i) prior to the issuance of any shares of Common Stock under the Plans, there will exist, under the Charter, the requisite number of authorized but unissued shares of Common Stock; and (ii) appropriate certificates representing shares of Common Stock will be executed and delivered upon the issuance and sale of any such Shares, and that such certificates will comply with all applicable requirements of Maryland law.

Chateau Communications, Inc.	Page 2
August 7, 2003

Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery of the Shares by the Company against payment therefor in accordance with the terms and provisions of the Plans, such Shares will be validly issued, fully paid and nonassessable by the Company.

The opinions stated herein are given as of the date hereof and are limited to the federal laws of the United States and the laws of the State of Maryland.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/S/    CLIFFORD CHANCE US LLP